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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-22291, 33-54060, 33-62643, 33-83680, 333-07225, 333-33624 and 333-39948 of
Newpark Resources, Inc. on Form S-8 and in Registration Statement No. 333-39978 of Newpark Resources, Inc. on Form S-3 of our report dated March 26, 1999 (August 24, 2000 as to Note D), which expresses an unqualified opinion and contains explanatory paragraphs relating to the change in method of accounting for costs of start-up activities as discussed in Note A and the restatement discussed in Note D, appearing in this Annual Report on Form 10-K of Newpark Resources, Inc. for the year ended December 31, 2000.



DELOITTE & TOUCHE  LLP
New Orleans, Louisiana

March 21, 2001